Exhibit 4.01

CONSENT OF DAVIS WRIGHT TREMAINE LLP

Ladies and Gentlemen:

We hereby consents to the use of our opinion in connection with the Mangement Information Circular of Energy Metals Corporation dated on or about June 25, 2007 (the “Circular”) and to the references to our firm name contained in the Circular under the headings “Certain U.S. Tax Considerations For U.S. EMC Securityholders” and “Legal Matters,” included in Uranium One Inc.’s Registration Statement on Form F-80 being filed under the United States Securities Act of 1933, as amended.

Date: June 25, 2007

/s/ Davis Wright Tremaine LLP
DAVIS WRIGHT TREMAINE LLP
Portland, Oregon